UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2)*


                          Louisiana-Pacific Corporation
                                (Name of Issuer)


                           Common Stock, $1 par value
                         (Title of Class of Securities)


                                   546347 10 5
                                 (CUSIP Number)

                                December 31, 2002
                                -----------------
             (Date of Event which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           X      Rule 13d-1 (b)
         -------

                  Rule 13d-1 (c)
         -------

                  Rule 13d-1 (d)
         -------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 1 of 7 pages





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CUSIP No. 546347 10 5                                          Page 2 of 7 pages
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         1. Name of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person (Entities only)

--------------------------------------------------------------------------------
            Louisiana-Pacific Salaried 401(k) and Profit Sharing Plan
            93-6083226
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         2. Check the Appropriate Box if a Member of a Group
--------------------------------------------------------------------------------
            (a)

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            (b)  [X]

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         3. SEC Use Only

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         4. Citizenship or Place of Organization:
            Oregon
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Number of
Shares            5. Sole Voting Power: 2,699,336
Beneficially--------------------------------------------------------------------
Owned by          6. Shared Voting Power: -0-
Each        --------------------------------------------------------------------
Reporting         7. Sole Dispositive Power: -0-
Person      --------------------------------------------------------------------
With              8. Shared Dispositive Power: -0-
--------------------------------------------------------------------------------
         9. Aggregate Amount Beneficially Owned by Each Reporting Person:
             2,699,366 shares
--------------------------------------------------------------------------------
        10. Check if the Aggregate Amount in Row (9) Excludes Certain
             Shares  Not applicable
--------------------------------------------------------------------------------
        11. Percent of Class Represented by Amount in Row (9)
            2.6%
--------------------------------------------------------------------------------
        12. Type of Reporting Person
             EP
--------------------------------------------------------------------------------
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CUSIP No. 546347 10 5                                         Page 3 of 7 pages
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         1. Name of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person (Entities only)

--------------------------------------------------------------------------------
            Louisiana-Pacific Hourly 401(k) and Profit Sharing Plan
            93-0997550

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         2. Check the Appropriate Box if a Member of a Group
--------------------------------------------------------------------------------
            (a)

--------------------------------------------------------------------------------
            (b)  [X]

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         3. SEC Use Only

--------------------------------------------------------------------------------
         4. Citizenship or Place of Organization:
            Oregon
--------------------------------------------------------------------------------
Number of
Shares            5. Sole Voting Power: 3,775,808
Beneficially--------------------------------------------------------------------
Owned by          6. Shared Voting Power: -0-
Each        --------------------------------------------------------------------
Reporting         7. Sole Dispositive Power: -0-
Person      --------------------------------------------------------------------
With              8. Shared Dispositive Power: -0-
--------------------------------------------------------------------------------
         9. Aggregate Amount Beneficially Owned by Each Reporting Person:
             3,775,808 shares
--------------------------------------------------------------------------------
        10. Check if the Aggregate Amount in Row (9) Excludes Certain
             Shares  Not applicable
--------------------------------------------------------------------------------
        11. Percent of Class Represented by Amount in Row (9)
            3.6%
--------------------------------------------------------------------------------
        12. Type of Reporting Person
             EP
--------------------------------------------------------------------------------


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CUSIP No. 546347 10 5                                         Page 4 of 7 pages
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Item 1(a)         Name of Issuer:

                  Louisiana-Pacific Corporation


Item 1(b)         Address of Issuer's Principal Executive Offices:

                  805 S.W. Broadway
                  Portland, Oregon  97205


Item 2(a)         Name of Person Filing:

                  Louisiana-Pacific Salaried 401(k) and Profit Sharing Plan ("Salaried 401(k) Plan") and Louisiana-Pacific Hourly 401(k) and Profit Sharing Plan ("Hourly 401(k) Plan")


Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  805 S.W. Broadway
                  Portland, Oregon  97205

Item 2(c)         Citizenship:

                  The filing persons are trusts organized under the laws of the state of Oregon.


Item 2(d)         Title of Class of Securities:

                  Common Stock, $1 Par Value


Item 2(e)         CUSIP Number:

                  546347 10 5


Item 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  (f) x An employee benefit plan or endowment fund in accordance
                     ---
                  with Rule 13d-1(b) (1) (i) (F).


Item 4            Ownership

                  The following information is as of December 31, 2002:

                  (a) Amount Beneficially Owned:

                           2,699,336 shares by the Salaried 401(k) Plan.


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CUSIP No. 546347 10 5                                         Page 5 of 7 pages
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                        3,775,808 shares by the Hourly 401(k) Plan.

               (b) Percent of Class:

                   The shares held by the Salaried 401(k) Plan represent 2.6 percent of the class.
                   The shares held by the Hourly 401(k) Plan represent 3.6 percent of the class.

               (c) Number of shares as to which the Salaried 401(k) Plan has:

                   (i) Sole power to vote or to direct the vote: 2,699,336

                   (ii) Shared power to vote or to direct the vote: 0

                   (iii)Sole  power to dispose or to direct the  disposition
                        of: 0

                   (iv) Shared power to dispose or to direct the  disposition of: 0

                   Number of shares as to which the Hourly 401(k) Plan has:

                   (i) Sole power to vote or to direct the vote: 3,775,808

                   (ii) Shared power to vote or to direct the vote: 0

                   (iii)Sole  power to dispose or to direct the  disposition
                        of: 0

                   (iv) Shared power to dispose or to direct the  disposition of: 0


Item 5         Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of five percent of the class of securities, check the following [ ].


Item 6         Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

               Not applicable.


Item 8         Identification and Classification of Members of the Group:

               Not applicable.


Item 9         Notice of Dissolution of Group:




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CUSIP No. 546347 10 5                                         Page 6 of 7 pages
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                  Not applicable.


Item 10           Certifications:

                  By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete, and correct.

     The Louisiana-Pacific Salaried 401(k) and Profit Sharing Plan and the Louisiana-Pacific Hourly 401(k) and Profit Sharing Plan each hereby disclaims beneficial ownership of the securities held by it in a fiduciary capacity as set forth in this Schedule 13G.


                                                January 30, 2003
                                     -----------------------------------------
                                                    (Date)

                                     LOUISIANA-PACIFIC SALARIED
                                     401(k) AND PROFIT SHARING PLAN


                                     By: /s/ Russell S. Pattee
                                        --------------------------------------
                                           Russell S. Pattee
                                           Member, Plan Administrative Committee


                                     LOUISIANA-PACIFIC HOURLY
                                     401(k) AND PROFIT SHARING PLAN


                                      By: /s/ Russell S. Pattee
                                        --------------------------------------
                                           Russell S. Pattee
                                           Member, Plan Administrative Committee



     ATTENTION: Intentional misstatements or omissions of fact constitute federal criminal violations (See 18 USC 1001)


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CUSIP No. 546347 10 5                                         Page 7 of 7 pages
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                                    EXHIBIT 1
                             JOINT FILING AGREEMENT

     Pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Amendment No. 2 to Schedule 13G to which this Joint Filing Statement is being filed as an exhibit shall be a joint statement filed on behalf of each of the undersigned.

Date:             January 30, 2003


                                     LOUISIANA-PACIFIC SALARIED
                                     401(k) AND PROFIT SHARING PLAN


                                      By: /s/ Russell S. Pattee
                                        --------------------------------------
                                           Russell S. Pattee
                                           Member, Plan Administrative Committee


                                     LOUISIANA-PACIFIC HOURLY
                                     401(k) AND PROFIT SHARING PLAN


                                      By: /s/ Russell S. Pattee
                                        --------------------------------------
                                           Russell S. Pattee
                                           Member, Plan Administrative Committee